EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-127737 on Form S-8 of BankFinancial, F.S.B. of our report dated June 26, 2013 appearing in this Annual Report on Form 11-K of the BankFinancial and Subsidiaries Associate Investment Plan for the year ended December 31, 2012.
/s/ Crowe Horwath LLP
Oak Brook, Illinois
June 26, 2013